Exhibit 99.1

QKL Stores Inc. Regains Compliance with NASDAQ
Minimum Bid Price Requirement

Daqing, China, June 27, 2012 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced that on June 26, 2012, China time, it received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that it has regained compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2), as its common stock has achieved a closing bid price of $1.00 or more for 10 consecutive business days.

On December 28, 2011, NASDAQ Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The NASDAQ Stock Market. The Staff also notified the Company that it had been granted a grace period of 180 calendar days in which to regain compliance. In the letter dated June 26, 2012, the Staff informed the Company that it had determined that for the last 10 consecutive business days, from June 12, 2012 to June 25, 2012, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with NASDAQ Listing Rules 5550(a)(2) and this matter is now closed.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores. The Company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc.

In China:

Mike Li, Investor Relations

+86-459-460-7987